Exhibit (a)(1)(iv)

Offer To Purchase For Cash

by

Kerr-McGee Corporation

of

Up to 43,500,000 Shares of Its Common Stock
(Including the Associated Preferred Stock Purchase Rights)
at

a Purchase Price Not Greater Than $92.00 Nor Less Than $85.00 Net Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MAY 18, 2005,
UNLESS THE TENDER OFFER IS EXTENDED.

April 18, 2005

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated April 18, 2005, (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "tender offer") in connection with the tender offer by Kerr-McGee Corporation, a Delaware corporation ("Kerr-McGee"), to purchase for cash up to 43,500,000 shares of its common stock, par value $1.00 per share, at a price specified by its stockholders not greater than $92.00 nor less than $85.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer. Unless the context requires otherwise, all references to shares shall refer to the shares of common stock, par value $1.00 per share, of Kerr-McGee and shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of July 26, 2001, between Kerr-McGee and UMB Bank, n.a., as amended by the First Amendment to Rights Agreement, dated as of July 30, 2001, between Kerr-McGee and UMB Bank, n.a. All shares tendered and purchased will include such associated preferred stock purchase rights.

        We are the holder of record of shares held for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

        Kerr-McGee will determine a single per share price, not greater than $92.00 nor less than $85.00 per share, that it will pay for the shares properly tendered and not properly withdrawn pursuant to the tender offer taking into account the number of shares so tendered and the prices specified by tendering stockholders. Kerr-McGee will select the lowest purchase price that will allow it to purchase 43,500,000 shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the tender offer. Kerr-McGee will purchase all shares validly tendered at prices at or below the purchase price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to "odd lot" tenders, proration and conditional tender described in the Offer to Purchase.

        Shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders will be returned at Kerr-McGee's expense to the stockholders who tendered such shares promptly after the Expiration Date (as defined in the Offer to Purchase). As described in the Offer to Purchase, in the event the final purchase price is less than the maximum price of $92.00 per share and more than 43,500,000 shares are tendered in the tender offer at or below the purchase price, Kerr-McGee intends to exercise its right to purchase up to an additional 2% of its outstanding shares without extending the tender offer so that it repurchases up to $4 billion of its shares. By way of example, if the final purchase price is the minimum purchase price of $85.00 per share, Kerr-McGee intends to purchase up to an additional 3,227,763 of its outstanding shares to the extent tendered in the tender offer. Kerr-McGee also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

        As described in the Offer to Purchase, if fewer than all shares properly tendered and not properly withdrawn at or below the purchase price are to be purchased by Kerr-McGee, Kerr-McGee will purchase tendered shares in the following order of priority:

        First, from all stockholders who own beneficially or of record, an aggregate of fewer than 100 shares ("odd lots") who properly tender, and do not properly withdraw, all of such shares at or below the purchase price selected by Kerr-McGee (partial tenders will not qualify for this preference);

        Second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all other stockholders who properly tender, and do not properly withdraw, shares at or below the purchase price selected by Kerr-McGee; and

        Third, only if necessary to permit Kerr-McGee to purchase 43,500,000 shares (or such greater number of shares as Kerr-McGee may elect to purchase subject to applicable law) from holders who have tendered shares at or below the purchase price conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6 of the Offer to Purchase.

        We request instructions as to whether you wish us to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Please note carefully the following:

          1.     You may tender shares at a price not greater than $92.00 nor less than $85.00 per share, net to you in cash, without interest, as indicated in the attached Instruction Form.

          2.     The tender offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, May 18, 2005 unless the tender offer is extended by Kerr-McGee.

          3.     The tender offer is not conditioned on any minimum number of shares being tendered. However, the tender offer is subject to other conditions, including obtaining financing pursuant to the terms and conditions contained in the Commitment Letter described in Section 9 of the Offer to Purchase, and otherwise satisfactory to Kerr-McGee, that will be sufficient to purchase shares tendered pursuant to the tender offer, refinance Kerr-McGee's existing credit facility and pay related fees and expenses. See Sections 7 and 9 of the Offer to Purchase.

          4.     The tender offer is for 43,500,000 shares, constituting approximately 27.0% of Kerr-McGee's outstanding shares as of March 31, 2005.

          5.     Tendering stockholders who are registered stockholders or who tender their shares directly to UMB Bank, n.a., the Depositary, will not be obligated to pay any brokerage commissions or fees to Kerr-McGee or the Dealer Managers, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, domestic stock transfer taxes on Kerr-McGee's purchase of shares pursuant to the tender offer.

          6.     If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

          7.     If you hold beneficially or of record an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all such shares at or below the purchase price before the Expiration Date and check the box captioned "Odd Lots" on the attached Instruction Form, Kerr-McGee on the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

        If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your shares, all such shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the tender offer.

        The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the tender offer be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Kerr-McGee by J.P. Morgan Securities Inc. or Lehman Brothers Inc., the Dealer Managers for the tender offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer by

Kerr-McGee Corporation

to Purchase for Cash Up to 43,500,000 Shares
of its Common Stock, Par Value $1.00 Per Share
at a Purchase Price Not Greater Than $92.00 Nor Less Than $85.00 Net Per Share

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 18, 2005, and the related Letter of Transmittal (which together, as amended or supplemented, constitute the "tender offer"), in connection with the offer by Kerr-McGee Corporation ("Kerr-McGee") to purchase for cash up to 43,500,000 shares of its common stock, par value $1.00 per share, at a price not greater than $92.00 nor less than $85.00 per share, net to the seller in cash, without interest. Unless the context requires otherwise, all references to shares shall refer to the shares of common stock, par value $1.00 per share, of Kerr-McGee and shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of July 26, 2001, between Kerr-McGee and UMB Bank, n.a., as amended by the First Amendment to Rights Agreement, dated as of July 30, 2001, between Kerr-McGee and UMB Bank, n.a. All shares tendered and purchased will include such associated preferred stock purchase rights.

        The undersigned hereby instruct(s) you to tender to Kerr-McGee the number of shares indicated below or, if no number is indicated, all shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the tender offer.

NUMBER OF SHARES BEING TENDERED HEREBY:                          SHARES*

*Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

        CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER
(See Instruction 5 of The Letter of Transmittal)

☐
The undersigned wants to maximize the chance of having Kerr-McGee purchase all the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders shares and is willing to accept the purchase price determined by Kerr-McGee pursuant to the tender offer. This action will result in the undersigned receiving a price per share of as low as $85.00 or as high as $92.00.

—OR—

SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER
(See Instruction 5 of The Letter of Transmittal)

          By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders shares at the price checked. This action could result in none of the shares being purchased if the purchase price for the shares is less than the price checked. If the purchase price for the shares is equal to or greater than the price checked, then the shares purchased by Kerr-McGee will be purchased at the purchase price. A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered. The same shares cannot be tendered at more than one price (unless those shares were previously tendered and withdrawn).

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐ $85.00	☐ $86.50	☐ $88.00	☐ $89.50	☐ $91.00
☐ $85.25	☐ $86.75	☐ $88.25	☐ $89.75	☐ $91.25
☐ $85.50	☐ $87.00	☐ $88.50	☐ $90.00	☐ $91.50
☐ $85.75	☐ $87.25	☐ $88.75	☐ $90.25	☐ $91.75
☐ $86.00	☐ $87.50	☐ $89.00	☐ $90.50	☐ $92.00
☐ $86.25	☐ $87.75	☐ $89.25	☐ $90.75

ODD LOTS
(See Instruction 6 of the Letter of Transmittal)

        To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares. The undersigned:

☐
is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered.

CONDITIONAL TENDER
(See Instruction 17 of the Letter of Transmittal)

        A tendering stockholder may condition his or her shares upon Kerr-McGee purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by Kerr-McGee pursuant to the terms of the tender offer, none of the shares tendered will be purchased. It is the tendering stockholder's responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and each stockholder is urged to consult his or her own tax advisor. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐
The minimum number of shares that must be purchased, if any are purchased, is:                          shares.

        If, because of proration, the minimum number of shares designated will not be purchased, Kerr-McGee may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares and checked the box below:

☐
The tendered shares represent all shares held by the undersigned.

        The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:	, 2005
(Signature)
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